Exhibit 3.1

Amendment No. 1 to the Bylaws

Section 3.11 is deleted in its entirety and the following is inserted in its place:

3.11       Manner of Acting. If a quorum is present, action other than the election of directors is approved if the votes cast in favor of the action exceed the votes cast against the action on the subject matter shall be the act of the stockholders, unless the vote of a greater proportion or number or voting by classes is otherwise required by statute or by the Articles of Incorporation or these Bylaws.

Sections 3.17 (C), (D), (E), (F) and (G) are deleted in their entirety.

~~(C) Any person who has been a stockholder of record of the corporation for at least six (6) months immediately preceding his demand, or any person holding, or thereunto authorized in writing by the holders of, at least 5 percent of all of its outstanding shares, upon at least five (5) days' written demand is entitled to inspect in person or by agent or attorney, during usual business hours, the stock ledger or duplicate stock ledger, whether kept in the registered office of the corporation in Nevada or elsewhere, and to make extracts therefrom. Holders of voting trust certificates representing shares of the corporation must be regarded as stockholders for the purpose of this subsection.~~

~~(D) An inspection authorized by subsection (C) may be denied to a stockholder or other person upon his refusal to furnish to the corporation an affidavit that the inspection is not desired for a purpose which is in the interest of a business or object other than the business of the corporation and that he has not at any time sold or offered for sale any list of stockholders of any domestic or foreign corporation or aided or abetted any person in procuring any such record of stockholders for any such purpose.~~

~~(E) In every instance where an attorney or other agent of the stockholder seeks the right of inspection, the demand must be accompanied by a power of attorney executed by the stockholder authorizing the attorney or other agent to inspect on behalf of the stockholder.~~

~~(F) The right to copy records under subsection (C) includes, if reasonable, the right to make copies by photographic, photocopy, or other means.~~

~~(G) The corporation may impose a reasonable charge to recover the costs of labor and materials and the cost of copies of any documents provided to the stockholder.~~

The following is added as Section 3.18:

3.18       Stockholder Nominations and Proposals. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the stockholder or stockholders of record intending to propose the business (the “proposing stockholder”) must have given written notice of the proposing stockholder's nomination or proposal, either by personal delivery or by United States mail to the Secretary no earlier than 90calendar days and no later than 60 calendar days prior to the date such annual meeting is to be held. If the current year's meeting is called for a date that is not within 30 days of the anniversary of the previous year's annual meeting, notice must be received no later than ten calendar days following the day on which public announcement of the date of the annual meeting is first made. In no event will an adjournment or postponement of an annual meeting of stockholders begin a new time period for giving a proposing stockholder's notice as provided above.

For business to be properly brought before a special meeting of stockholders, the notice of the meeting sent by or at the direction of the person calling the meeting must set forth the nature of the business to be considered. A person or persons who have made a written request for a special meeting may provide the information required for notice of a stockholder proposal under this section simultaneously with the written request for the meeting submitted to the Secretary or within ten calendar days after delivery of the written request for the meeting to the Secretary.

A proposing stockholder's notice shall include as to each matter the proposing stockholder proposes to bring before either an annual or special meeting:

(a)        The name and address of the proposing stockholder.

(b)        The class and number of shares of capital stock of the Corporation held by the proposing stockholder.

(c)        If the notice regards a nomination of a candidate for election as director: (i) the name, age, and business and residence address of the candidate; (ii) the principal occupation or employment of the candidate; and (iii) the class and number of shares of the Corporation beneficially owned by the candidate.

(d)        If the notice regards a proposal other than a nomination of a candidate for election as director, a brief description of the business desired to be brought before the meeting and the material interest of the proposing stockholder in such proposal.